UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 6, 2012

KINDER MORGAN ENERGY PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11234 (Commission File Number)	76-0380342 (I.R.S. Employer Identification No.)

500 Dallas Street, Suite 1000
Houston, Texas 77002
(Address of principal executive offices, including zip code)

713-369-9000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On August 6, 2012, Kinder Morgan Energy Partners, L.P. (the "Partnership") entered into a Contribution Agreement (the “Contribution Agreement”) with Kinder Morgan, Inc. (“KMI”), El Paso TGPC Investments, L.L.C. (“TGPC Investments”) and El Paso EPNG Investments, L.L.C. (“EPNG Investments” and, together with TGPC Investments, the “Contributors”). The Partnership and the Contributors are subsidiaries of KMI. Pursuant to the terms of the Contribution Agreement, the Partnership agreed to acquire from the Contributors (i) a 100% of the outstanding equity interests in Tennessee Gas Pipeline Company, L.L.C. (“TGPC”), which owns a 13,900-mile pipeline system that transports natural gas from Louisiana, the Gulf of Mexico and south Texas to the northeastern United States, and (ii) 50% of the outstanding equity interests in El Paso Natural Gas Company (“EPNG”), which owns a 10,200-mile pipeline system that transports natural gas from the San Juan, Permian and Anadarko basins to California, other western states, Texas and northern Mexico, in a transaction valued at approximately $6.22 billion (the “Drop-Down Transaction”).  The consideration includes cash of approximately $3.49 billion and the issuance to KMI of the Partnership’s common units representing limited partner interests having an aggregate value of $387 million.  The Partnership will also assume approximately $1.8 billion of debt at TGP and approximately $560 million of debt at EPNG, which represents 50% of the total debt of EPNG. The closing of the Drop-Down Transaction is subject to standard closing conditions and adjustments.  The Partnership expects the Drop-Down Transaction to close in August 2012 and be effective August 1, 2012.

Pursuant to the Contribution Agreement, the Partnership has agreed to indemnify KMI and the Contributors and their respective affiliates (other than the Partnership and its public limited partners and its subsidiaries), shareholders, directors, officers, employees, agents, representatives and insurers (collectively, the “Contributor Parties”) against certain losses resulting from any breach of a representation, warranties, agreement or covenant of the Partnership and for certain other matters. KMI and the Contributors have agreed to indemnify the Partnership and its respective affiliates (other than  any of the Contributor Parties), shareholders, directors, officers, employees, agents, representatives and insurers against certain losses resulting from any breach of a representation, warranties, agreement or covenant of KMI or the Contributors.

The Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K, and this description of the Agreement is qualified in its entirety by reference to such exhibit.

The terms of the Drop-Down Transaction were unanimously approved on behalf of the Partnership by the audit committees and the boards of directors of both Kinder Morgan G.P., Inc. (the “General Partner”) and Kinder Morgan Management, LLC (“KMR”), in its capacity as the delegate of the General Partner.  The audit committees, which are comprised of the independent members of the boards of directors of the General Partner and KMR, retained independent legal and financial advisors to assist in evaluating and negotiating the Drop-Down Transaction.  In approving the Drop-Down Transaction, the audit committees based their decisions in part on an opinion from the independent financial advisor that the consideration to be paid by the Partnership is fair, from a financial point of view, to the Partnership.

KMI and its consolidated subsidiaries currently own, through KMI’s general and limited partner interests in us and its ownership of shares issued by its subsidiary Kinder Morgan Management, LLC, an approximate 12.2% interest in us, based on the number of limited partner units outstanding as of June 30, 2012. In addition to the distributions it receives from its limited and general partner interests, KMI also receives an incentive distribution from us as a result of its ownership of our general partner.  Including both its general and limited partner interests in us, at the 2011 distribution level, KMI received approximately 50% of all quarterly distributions of available cash from us, with approximately 44% and 6% of all quarterly distributions from us attributable to KMI’s general partner and limited partner interests, respectively.

Item 7.01 Regulation FD Disclosure.

On August 6, 2012, Kinder Morgan Energy Partners, L.P. issued a press release relating to the Drop-Down Transaction, which is attached hereto as Exhibit 99.1

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits.

2.1*	Contribution Agreement, dated as of August 6, 2012, by and among Kinder Morgan, Inc., El Paso TGPC Investments, L.L.C., El Paso EPNG Investments, L.L.C. and Kinder Morgan Energy Partners, L.P.

99.1           Press Release of Kinder Morgan Energy Partners, LP issued August 6, 2012.

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* Pursuant to Item 601(b)(2) of Regulation S-K, the registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

S I G N A T U R E

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINDER MORGAN ENERGY PARTNERS, L.P.

By:	KINDER MORGAN G.P., INC.,
its general partner

By:	KINDER MORGAN MANAGEMENT, LLC,
its delegate

Dated: August 6, 2012	By:	/s/ Kimberly A. Dang
Kimberly A. Dang Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1*	Contribution Agreement, dated as of August 6, 2012, by and among Kinder Morgan, Inc., El Paso TGPC Investments, L.L.C., El Paso EPNG Investments, L.L.C. and Kinder Morgan Energy Partners, L.P.
99.1	Press Release of Kinder Morgan Energy Partners, L.P. issued August 6, 2012.
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* Pursuant to Item 601(b)(2) of Regulation S-K, the registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.